Exhibit 4.5(b)

FORM OF

AMENDMENT NO. 1 TO

STOCKHOLDERS AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of June [ ], 2006, by and among J. Crew Group, Inc. (the “Company”), Millard S. Drexler (the “Stockholder”) and each of the following (hereinafter collectively referred to as the “TPG Holders”): TPG Partners II, L.P. “TPG Partners”), TPG Parallel II, L.P., TPG Investors II, L.P. and TPG 1999 Equity II, L.P. is made to that certain STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of January 24, 2003, by and among the Company, the Stockholder and TPG Partners. Capitalized terms used herein and not otherwise defined have the meaning ascribed thereto in the Agreement.

W I T N E S S E T H:

WHEREAS, the Company, the Stockholder and TPG Partners have entered into the Agreement and desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Addition of Parties. Each of TPG Parallel II, L.P., TPG Investors II, L.P. and TPG 1999 Equity II, L.P. shall be added as parties to the Agreement, and all references to TPG Partners II, L.P. and the Majority Stockholder in the Agreement shall be deemed to include collectively TPG Partners, TPG Parallel II, L.P., TPG Investors II, L.P. and TPG 1999 Equity II, L.P.

2. Termination. Section 6 of the Agreement is hereby amended by deleting it in its entirety and inserting the following:

“6. Termination. This Agreement shall terminate immediately following the existence of a Public Market for the Common Stock except that (i) the requirements contained in Section 2 hereof shall survive the termination of this Agreement and (ii) the provisions contained in Section 3 and Section 5 hereof shall terminate if (i) in the written opinion of counsel to the Company, all of the Registrable Securities then owned by the Stockholder could be sold in any ninety (90)-day period pursuant to Rule 144 (without giving effect to the provisions of Rule 144(k)) or (ii) all of the Registrable Securities held by the Stockholder have been sold in a registration pursuant to the Securities Act or pursuant to Rule 144.

3. Demand Registration Right. Section 5(e) of the Agreement is hereby amended by deleting it in its entirety and inserting the following:

(i) Following the first anniversary of the existence of a Public Market for the Common Stock, the Stockholder shall have the right to deliver a written request to the Company to file a registration statement(s) as may be necessary to permit the Stockholder to sell in the Public Market the number of Shares as shall have been specified in the Stockholder’s written request and, upon receipt by the Company of such written request, the Company shall use all commercially reasonable efforts to file, as soon as practicable, such registration statement(s) with the Securities and Exchange Commission (it being agreed that at any time when the Company is eligible to file a registration statement on Form S-3 (or any successor form), the Stockholder may request that the Company file a registration statement on Form S-3 (or any successor form) to permit the offering of the Shares on a delayed or continuous basis) and to cause such registration statement(s) to become effective as soon as practicable thereafter and to remain effective until all Shares registered thereunder have been sold; provided that a Public Market for the Common Stock continues to exist and, in the event that the Company files a registration statement on Form S-3, the Company continues to be eligible to file a registration statement on Form S-3 (or any successor form), in each case, during the period such registration statement would be in effect; and provided, further, that the Stockholder understands and agrees that this Section 5(e) shall not be deemed to impose any obligations upon the Company to undertake any action that, in the good faith opinion of the Board, would be reasonably likely to delay or hinder any material transaction involving the Company, including but not limited to any of the Company’s debt or equity financings, or that would be reasonably likely to be deemed to be a default or violation of any of the Company’s contracts in regard to any of such financings, including but limited to any “blackout” periods imposed by the Company’s underwriters or generally imposed by the Company on its executive officers. In the event that the filing or effectiveness of any registration statement(s) requested pursuant to this Section 5(e) is delayed pursuant to any of the provisos in the immediately preceding sentence, the Company shall promptly file and/or cause such registration statement(s) to become effective, as applicable, promptly following the time that the circumstances(s) described in such proviso(s) that necessitated such delay are no longer applicable. In the event the Company files any registration statement on Form S-8 in respect of the Equity Plan, the Company shall include the shares of Common Stock subject to purchase by the Stockholder with respect to the unexercised options held by the Stockholder to the extent permitted by applicable law.

(ii) In the event that the proposed offering by the Stockholder is underwritten, and if the managing underwriter shall inform the Company in writing that the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering within a price range acceptable to the Stockholder, then the Company shall include in such registration such number of shares of Common Stock which the Company is so advised can be sold in (or during the time of) such offering. All holders of shares of Common Stock proposing to sell shares of Common Stock shall share pro rata in the number of shares of Common Stock to be excluded from such offering, such sharing to be based on the respective numbers of shares of Common Stock as to which registration has been requested by such holders.

(iii) The Company shall bear all costs of preparing and filing the registration statement, and shall indemnify and hold harmless, to the extent customary and reasonable, pursuant to indemnification and contribution provisions to be entered into by the Company at the time of filing of the registration statement, the seller of any shares of Common Stock covered by such registration statement.

4. Agreement in Full Force and Effect.

Except as expressly amended hereby, the Agreement remains in full force and effect. Each reference to “hereof,” “hereunder,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement from and after the date hereof refer to the Agreement as amended hereby.

5. Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

J. CREW GROUP, INC.

By:
Name:
Title:

TPG PARTNERS II, L.P.

By:	TPG GENPAR II, L.P
its General Partner

By:	TPG ADVISORS II, INC.
its General Partner

By:
Name:
Title:

TPG PARALLEL II, L.P.

By:	TPG GENPAR II, L.P.
its General Partner

By:	TPG ADVISORS II, INC.
its General Partner

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Stockholders Agreement]

TPG INVESTORS II, L.P.

By:	TPG GENPAR II, L.P.
its General Partner

By:	TPG ADVISORS II, INC.
its General Partner

By:
Name:
Title:

TPG 1999 EQUITY II, L.P.

By:	TPG ADVISORS II, INC.
its General Partner

By:
Name:
Title:

By:
	Name:	Millard S. Drexler

[Signature Page to Amendment No. 1 to Stockholders Agreement]